THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
VOXX - Q3 VOXX International Corp Earnings Call

EVENT DATE/TIME: JANUARY 10, 2018/ 3:00 PM GMT

CORPORATE PARTICIPANTS
Charles Michael Stoehr VOXX International Corporation - Senior VP, CFO & Director
Glenn Wiener
Patrick M. Lavelle VOXX International Corporation - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
James David Medvedeff Cowen and Company, LLC, Research Division - Associate
Michael Hughes
Thomas Graham Kahn Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer

PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the VOXX International Fiscal 2018 Third Quarter Results Call. (Operator Instructions) And as a reminder, today's conference call is being recorded.

I would now like to turn the conference over to Glenn Wiener, Investor Relations. Please go ahead.

Glenn Wiener
Thank you, Candace. Good morning, and welcome to VOXX International's Fiscal 2018 Third Quarter Results Conference Call. Our call today is being webcast live on our website, www.voxxintl.com, and a replay is available to those who aren't able to make today's call.

Speaking for management this morning will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and our Chief Financial Officer. Following their remarks, we'll have a Q&A session for those investors wishing to ask any questions.

Before we begin, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements. And risk factors associated with our business are detailed in our Form 10-K for the period ended February 28, 2017.

At this time, I'd like to turn the call over to our President and CEO, Pat Lavelle.

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Thank you, Glenn. Let me start by wishing you all a happy and healthy new year and a successful 2018. As you know, as a result of the sale of Hirschmann, we start calendar year 2018 with a healthy cash position, access to capital through our banking facilities and virtually no debt except for mortgages. Our balance sheet is strong, and we have significant opportunities ahead of us to unlock value and provide us with a more stable platform for cash generation and profitability.

Our plan for 2018 is to look for accretive acquisitions and possibly monetize some of our assets, realign some of our operations to lower fixed expenses and to enhance gross margins further, and continue our growth focus with product innovation and partnerships that give us access to new technology and leverage our distribution.

Let me start with a recap of our third quarter results, and then Mike will have some more on the financials before we open the call up for questions. Of course, as I always do at this time of the year, I will cover some of our newest products which debuted at the Consumer Electronics Show here in Las Vegas.

Net sales of $156.6 million were roughly in line with last year's third quarter, down 0.5%. Premium Audio segment sales grew by 1.1%. Consumer Accessories sales grew by 13.7%, and our Automotive segment declined by 16.8%. The Automotive decline was mostly timing related. Within our domestic OEM business, programs with GM and Ford for our next-generation rear seat infotainment solution, EVO, were delayed for further validation testing, but we are now shipping and the product is at dealers. In mid-October, we launched with GM on the Chevy Traverse, the Chevy Equinox, the GMC Terrain and the Buick Enclave. And there are 7 additional GM vehicles that we'll launch over the next 1.5 years and which will run through the model life cycle of each vehicle.

The Ford program in August with the 2018 Expedition and 2018 Navigator and has already contributed positively to our results. EVO will launch on 6 different Ford vehicles with an August 2018 launch date and running through -- and these are launches running through May of 2019, with the bigger volumes impacting next year's fiscal third and fourth quarters. We also have an EVO program with Mazda, which is launching later this month, and another with Nissan slated for September 2018.

Approximately 60% of these new programs for EVO are replacement business, but 40% are new business, which paves the way for optimism with respect to growth in future periods. We anticipated that our aftermarket business would be down as satellite radio and some of our older legacy product lines have dropped off. However, as a result of the acquisition of the Rosen Electronics business acquired in 2018, we're seeing an increase in aftermarket overhead and headrest DVD systems.

Lastly, our remote start business is doing well and should continue to perform given the harsh weather conditions throughout the U.S.

Within Premium Audio, we continue to see growth, albeit at lower rates than prior quarters, our net sales were up 1.1% as compared to last year's third quarter, which was one of the highest sales quarters for this segment. There is also strong growth across several home entertainment speaker lines, and new products that were introduced over the past year continue to sell well at retail, including our HD wireless speakers, wireless soundbars, Klipsch Heritage products and our wireless and multiroom streaming audio systems. Additionally, the Forte III reintroduction has exceeded sales expectations. And Jamo Studio is picking up the team with new Dolby Atmos speaker price points. Growth in this segment was somewhat offset by lower volumes of wireless headphones and portable Bluetooth speakers, though our retail placement remains strong.

Internationally, our business is up as well. The biggest decline was in our commercial speaker business as some projects and programs were delayed as some of our cinema customers adjusted to slower box office sales. Overall, the Premium Audio segment has grown over the last 2 years and consistently through the last 7 quarters, and we expect solid performance from them moving forward.

Our Consumer Accessories segment was a bright spot as we reversed the declining sales trend, posting net sales growth of 13.7%. Driving the quarter, higher sales of the newly launched drive activity tracking bands, which is part of the program with Qualcomm and a major healthcare provider. This quarter, we expanded programs to include other national brands. We also had higher sales of Project Nursery products, strong gains in the reception category and continued momentum in 808 wireless speakers, up over 40% in unit sales, and higher international sales due to the rollout of an upgrade to the digital broadcasting platform in Europe.

Gross margins of 26.5% were down 120 basis points.

Automotive segment margins were down 210 basis points due to delays in our OEM programs, similar to the second quarter. Premium Audio segment's margins were up 60 basis points year-over-year and up 230 basis points, sequentially. We've worked through the majority of the inventory we had on hand, consistent with our remarks last quarter. And Consumer Accessories segment margins were down 190 basis points year-over-year but up 310 basis points, sequentially. Q3 profit dollars were up, however, and the margin decline was due to higher fulfillment sales, which should continue based on our new program in the wellness and fitness category with Qualcomm Life.

Operating expenses declined by 6.6% as we realized additional synergies post Hirschman and continued our focus on reducing fixed expenses. We expect to continue gradually lowering expenses based on our strategic process to acquire and/or divest.

From a bottom line perspective, we reported operating income of $5.6 million, slightly better than Q3 of fiscal of 2017. Net income from continuing operations of $7.5 million increased by close to $6 million. And net income attributable to VOXX was $8.6 million or $36 per basic share compared to net income attributable to VOXX of $5.8 million or $0.24 per share in the year ago period.

To summarize the quarter, sales were flat, margins were down as expected from the combination of the sale of Hirschman and the increase in fulfillment business, and our expenses declined. As a result, our bottom line performance improved.

As you know, we were in Las Vegas at the Consumer Electronics Show where we traditionally launched many of our new products, and this year is no different. In the Accessory segment, we showed the new line of sensation products due out in the summer of 2018. We also introduced new versions of our wireless earbuds and some of our best-selling Canz speakers, SL speakers with Siri and Google voice support and our new 808 Amazon Alexa voice speaker. RCA continues to move into the security and smart home market. And at CES, we introduced the RCA WiFi security cameras and the RCA video doorbell. We have several products arriving in February to May time frame.

CES was also launching ground for the new RCA antenna lines with retractable and outdoor antennas. Our cord cutter all-in-one kit has been very well received from retailers both in-store and online. The partnership with Project Nursery, we debuted the first-ever baby monitor to integrate Amazon's Alexa voice service, the Project Nursery smart baby monitor system.

VOXX advanced solutions also made some CES noise with an expanded line of Public Safety products, including a body camera with 4G LTE and WiFi, a dash and body camera with 360-degree video capture and a fixed-location 360-degree camera for live streaming. We also introduced a live streaming 360 4K camera. And further, we announced an LOI with Blue Line Innovations, the developers of FORTIFY, an evidence and case management system used by law enforcement. They will be the exclusive back-end evidence management provider for our live streaming body cameras, and together, we will have a true end-to-end solution for the public safety market.

With respect to EyeLock, we showcased our new access control solutions for both outdoor and indoor use. With nano EXT, we have the first-of-its-kind outdoor device which can withstand extreme exterior elements and all lighting conditions while still providing unmatched security and convenience.

Staying with EyeLock. In November, we announced our strategic partnership with ViaTouch Media to bring to market the first auto retail vending solution enabled by artificial intelligence, which embedded EyeLock's iris authentication technology. At CES, Harrington was debuted our version of the embedded solution, which will be used in the ViaTouch Vicki and which has several other applications that can be leveraged in adjacent markets such healthcare and medical. There was also a lot of excitement over this solution yesterday at the show.

In the Automotive aftermarket, we had a number of product debuts: A new smart mirror with built-in HD driving video recorder and touch-free control to reduce distraction. The camera allows you to access your favorite apps and have a hands-free Bluetooth speakerphone built into the mirror; a new Android based rear seat system incorporating Google Play; and we won a 2018 CES Innovation Award Solution for LOOK-IT, a new wireless backup camera powered by lightweight technology. It essentially turns your iPhone or Android device into the rear display itself.

In Premium Audio, we had a number of announcements and product debuts under the Klipsch and Jamo brands. First, our Klipsch wireless speakers and amplifiers will now support the Amazon Alexa-connected speaker APIs, allowing users to control their speakers in multiroom audio systems from any Alexa-enabled device. We showed our next generation of award-winning Heritage wireless tabletop speakers that have the Google assistant built in. We debuted a new line of Heritage speakers, the Klipschorn, La Scala, Cornwall, Forte and Heresy products, which have sold very well for us over the past 2 years.

Under Jamo, we launched 2 new soundbars customized for interior living spaces, which come equipped with Dolby audio and Bluetooth wireless technology. And building on Studio 8 speaker series, one of Jamo's better-performing lines for decades, we launched the new studio Jamo Studio 8 series. Of course, we had a host of other products on display, streaming audio, Bluetooth wireless speakers and a new line of in-ear and over-the-ear headphones with sleek designs at various price points.

As we look ahead, we expect to see further penetration into select lifestyle segments and high-end distribution channels for our Heritage headphones, amplifiers and speakers and expansion into high-end audio distribution channels with our new Heritage speaker programs. Additionally, new Heritage soundbars will launch this spring, and a new ground-up series of Reference and Reference Premiere speakers and subwoofers will debut in the summer.

As I stated on our Q2 call, we expect the second half of the fiscal year to be profitable, and that remains the case. We have opportunities to drive growth in each of our business segments to enhance gross margins based on mix and new product introductions, and we intend to continue to lower fixed costs to improve profitability.

One last thing. Several investors have requested we make share repurchases. We understand that request and may, from time to time, support the stock. But we also want to ensure that we have the resources to move if the right opportunities arise. Our focus is on the long term, and we currently believe the best avenue to create long-term shareholder value is to use our resources to acquire businesses that will improve our earnings potential and cash flow. That said, we currently have an authorization plan in place to purchase up to nearly 1.4 million shares. And although we did not purchase stock this fiscal year, that does not mean we won't do so in the future.

I'll turn the call over to Mike now, and he'll provide additional comments with respect to our performance, balance sheet and outlook. Michael?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
Thanks, Pat, and my best wishes to all in 2018. Since Pat reviewed the third quarter results in detail, I'm going to focus my remarks on a few miscellaneous items related to the Hirschman divestiture and the discontinued operations as well as our balance sheet. We're more than happy to address any questions related to the third quarter and 9-month results when we open up the call to questions.

Let's start with the Hirschman sale. In footnote 2 of our Form 10-Q, you will find information related to the sale and what is now considered discontinued operations. You will see information for discontinued operations for the 3-month ended November 30, 2016, and for the 9-

month period fiscal 2018 and fiscal 2017.

To summarize. We have $41.5 million in net sales related to the Hirschman business in last year's third quarter, with no sales in this year's fiscal period as the sale closed on August 31. For the 9-month period, sales were $91.8 million compared to $124 million for fiscal 2018 and fiscal 2017 periods, respectively. The loss of discontinued operations net of taxes for the 3-month period in fiscal 2018 was $368,000 or a loss per share of $0.02 versus income, net of taxes, of $2.2 million or income per share of $0.09.

For the 9-month period, with the gain on the sale incorporated in our income statement, income from discontinued operation was $32.3 million or $1.34 per share in the fiscal 2018 9-month period compared to income, net of taxes, of approximately $400,000 or $0.02 a share.

In Footnote 13 of the Form 10-Q, you'll find information related to income taxes for the 3- and 9-month periods. For the quarter ended November 30, 2017, VOXX generated $6.9 million of pretax earnings from continuing operations. We had an income tax provision of $700,000 on these earnings. However, we reversed an uncertain tax position of $1.3 million in connection with the lapse of the statute of limitations related to the 2/28/14 tax year. As a result, we had an income tax benefit of $0.06 -- of $600,000, which was an 8.23% effective tax rate for the quarter.

As for our balance sheet, we ended the quarter with $37.5 million in cash compared to approximately $1 million as of February 28, 2017. There was nothing outstanding on our domestic credit facility as we used the proceeds from the Hirschman sales to pay down the line, whereas the amount outstanding on the facility as of February 28 was $92.8 million.

Our total debt, which is inclusive of all mortgages, stood at $19.1 million as of November 30 compared to $110.4 million as of February 28, an improvement of $91.3 million. Long-term debt of $11.4 million improved by $89.8 million, and total long-term debt, net of debt issuance cost of $8.6 million, improved by $89.2 million. You can find more information in Footnote 15 of our Form 10-Q.

You will note in Footnote 20 of the Form 10-Q, information related to our majority interest in EyeLock LLC. The net loss for EyeLock during the 3 months period ended November 30, 2017, was $3.9 million compared to a net loss of $4.8 million in last year's third quarter. The improvement was driven by actions we took throughout the quarter to lower fixed expenses, primarily in SG&A. The reduction in engineering and tech support was mostly due to the fact that many of our past investments were for products that are now commercially viable.

Lastly, in Footnote 21, you will find a breakdown of our segment reporting. You'll see our Automotive and Premium Audio segments were profitable during fiscal 2018 third quarter. And while we generated a pretax loss of $2 million in our Consumer Accessories segment, the losses have been reduced significantly year-over-year.

To reiterate Pat's comments, our balance sheet remains strong, and in addition to our cash position, we have access to capital through our senior secured credit facility with committed availability up to $140 million, which can be increased at our option up to a maximum of $175 million.

I'll turn the call back to Pat. Pat?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Okay, Mike, well, thank you. And at this time, we'll open the call up for questions. Operator?

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) And our first question comes from James Medvedeff of Cowen.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
So I have a couple of questions. Could you just run through that tax situation again? The tax...

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
Go ahead. Ask your question. Go ahead. On the taxes?

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
Yes, please.

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
If you look at the tax, we had a tax benefit for the quarter, which was primarily the results of a release of an uncertain tax position that we took back in 2000, 2/28, the statute of limitations ran out and we brought the tax benefit across -- into the financial statement.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
What was the tax -- I got that part that was $1.13 million. The tax on -- excluding that, what was the tax on the pretax income?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
It was $700,000.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
Okay. So EVO, in the Automotive segment, how big is EVO likely to be within the segment? Is it 10% of segment sales or 50%, sort of order of magnitude?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
I would think that as the programs launch, in the different vehicles we're in, I think it would exceed 50% of our overall Automotive sales.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
And margins on that?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Margins, depending on, obviously, the volume, because we're producing this ourselves should move higher than they are now based on the absorption within the factory and everything else. But we expect that would be in the traditional range you've seen us in the past.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
Okay. So you mentioned that -- I'll just ask a couple more, and then I'll get back in the queue. So expenses are a little bit lower than we have modeled, and you say they're going to continue lower from here. Is that correct?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
As far as the quarter, we'll see -- we believe we'll see some further reductions in the fourth quarter. And then we have plans to further reduce overhead as we move into the next year. We're laying the groundwork for some of those things now, and we'll start to see the impact into next year.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
Okay. And my final question for now is on interest expense. I was curious to see that it was as high as $1.2 million given that all the debt was eliminated, or most of the debt was eliminated. Why is that? And how should we think about it in the future?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Mike?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
Yes. Well, what you'll see is we do have -- we have a facility out and about $5 million outstanding in Germany. You'll have the debt discount. The amortization of the debt discount will be coming through that interest line, and the last part is that we do have a (inaudible) receivable program that we deal with the banks for 2 of our largest accounts, which we will continue to keep open, which just comes through that interest line. To look at it for -- you're asking about next fiscal year?

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
Just asking about in general if total debt is about $20 million or slightly less. It seems like, I'm not sure what your interest rate is on those mortgages, but it seems like...

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
You'll probably see the interest come in at around from maybe probably -- what I'm trying to think about it is, like, as we're falling off of the discounts for the vendor programs when the season's over, probably about $500,000.

James David Medvedeff - Cowen and Company, LLC, Research Division - Associate
Per quarter?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
Yes.

Operator
And our next question comes from Thomas Kahn of Kahn Brothers Advisors.

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
I have a number of questions. One is the notion of trimming businesses, which are me-too businesses, don't have any special uniqueness to them and have not generated profits in the past. I just look at Page 49, and I see that Consumer Accessories loses money, and Automotive and Premium make money. So what are we going to trim? Are we in love with all of our businesses, so there's nothing we can trim that represent sort of the me-too products and we don't have any competitive advantage relating to them? That's my first question.

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
All right, Tom. Well, the first thing, as far as when you say me-too products. When we look at our Premium Audio space and the products that we're in, we're the #1 selling premium audio brand in the market.

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
I'm not talking, Pat, about premium. I'm just saying, in the Consumer Accessories column, you show lots of red ink.

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Let me address that. The red ink that is shown in the consumer space is basically generated by our investment in EyeLock because EyeLock falls within our Accessories space.

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
Okay, that's a good answer, and that's fine. Second question. What -- have you identified, where you say you want to trim things, have you identified anything you want to trim, which represents me-too because, obviously, EyeLock is not a me-too product. They have 100 patents or whatever they have. Have you identified any areas where we don't have a competitive advantage, but we, really, we can hang in there, but we're not going to win?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Well, the thing is, is that any businesses that we are profitable with, we're going to maintain. And yes, we have looked at different product categories and, in fact, have exited a number of different product categories that were not performing over the past few years. We have gone through each one of our subsidiaries. And the guys have done a good job at bringing their overhead down. And where I'm going to be focusing a lot of my -- the energy as far as the continued reduction in overhead is in some of our shared service expenses where we believe that there's -- we have the ability to become a little bit more efficient utilizing automation, some of the new technology that's available to us, and that will be our primary focus for reduction in overhead as we look into next year. As well...

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
If you look at your various businesses, and you say, listen, we compete with ABC in these various businesses, and we have a competitive advantage or no competitive advantage, it's just a level playing field and we're doing okay, but we're competing with bigger people one way or another. Shouldn't we look at our portfolio of businesses and figure out how we can trim and where we can focus our energy in things where we have some advantage, whatever it is?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes, and we do that on a regular basis. As I said, there are number of categories within the different spaces. When I look within our RCA group, we're in the #1 market position in reception products. We have the #1 market position in remotes, in universal remotes. And we are in the top 5 in a number of other categories. The ones that fall behind or our legacy products, those are the ones that gets targeted to redirect our attention on either newer technology. And if a particular product line is not generating the profitability that we need to sustain it, it goes. But that's an...

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
But even if, for example, Pat, we have a profitable product line, but it's worth more to another company than ourselves, shouldn't we be considering selling that profitable product line to another company because they can pay more than what it's worth to us?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes, we've done -- and we've done that. Obviously, Hirschman was one of that -- one of those things, where we felt that, that was a very good move for the company. And yes, as I said in my statement, not only are we looking at possible accretive acquisitions, but we will also be looking at some of the existing assets that we have to see if we can divest and use those dollars to grow the other businesses that we have.

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
Okay. Two more questions. Did Hirschman come to us? Or did we initiate the sale of that?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
We initiated the sale of Hirschman.

Thomas Graham Kahn - Kahn Brothers Advisors LLC - President, Treasurer, and Chief Compliance Officer
Okay. And hopefully, you'll review your portfolio of profitable businesses and figure out which are more valuable to other people, and we'd rather have the cash. Next -- yes, please do that because we're scattered over an awful lot of businesses even if they're profitable, it's fun to run them, but they may be more valuable to somebody else and we should have the cash. Next one, directors. Our stock is in the toilet bowl, as I would call it, and has been for quite a while. And notwithstanding the good work that you and some of your teams are doing, it remains in the toilet bowl. So this presents a very good opportunity for all directors to step up to the plate and buy shares. And I don't see it. And I've only been in Wall Street for 40 years, but I will tell you, when shares are in the toilet bowl and directors don't buy, that's always a red flag on the play. I can't tell you -- I can't give you lots of examples of it, but it's a red flag on the play. And I would say nobody should be interested in buying our stock unless some of the directors step up to the plate and say, "Honey, you can't have a new Mercedes this year because I have to buy company stock." And I think you should seriously consider it and somebody should put their foot down. If you don't want to buy, we will love you, get off the board, okay?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
All right, obviously, we've had some of our directors purchase shares over the past year. We encourage our directors to own stock in the company. It is not a requirement. We bring a number of our members onboard for their expertise in different areas and things like that. Although we encourage them, most of them will enter into a 10b-5 program to acquire, which we'll put -- put it out there for a period of time in the future. But yes, we do encourage them. And I do think, with the stock price where it is, that you'll see more purchases by the board.

Operator
And our next question comes from Mike Hughes of SGF Capital.

Michael Hughes
I think you said once the new business wins, I think specifically GM and Ford, are ramped, the EVO product will be roughly 50% of Auto. Is that correct?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes.

Michael Hughes
Okay. What I guess I don't know is where is that number now? I'm trying to figure out how incremental this business is to that segment for you.

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Well, again, the EVO business is -- it's not something that is on every vehicle, okay, in that it is not a commodity like an antenna or a windshield. It is something -- it is a dealer option, okay? It's factory -- it's installed at the factory, but the dealer has to click the box. So for us to come with a hard-boiled number based on the number of vehicles we have, it's a little bit difficult, especially when you look out on the launch dates, as the various times that they'll be launching. But we would expect that based on where we are this year, we would see a doubling of the Rear Seat Entertainment sales that we currently have within the Automotive group. We do not break out specific numbers for specific product categories. But like I said, 40% -- roughly 40% of what we'll be introducing is new business, and that's why we believe we'll see some significant growth in the OEM space.

Michael Hughes
Okay. So when you say there will be a doubling, does that mean that EVO right now is roughly 25% and it's going to 50%, is that right?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
I would think -- yes, I would think that would be a fairly accurate statement from the standpoint that our current business has been down from previous years, okay, because of the delay in the launches, that additional validation required.

Michael Hughes
What are your thoughts on the attached rate, the dealer clicking that box now versus, let's say, 6, 7 years ago when the iPad and other technologies didn't exist? Would it be lower?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes, there's no question that the iPad and some of the Android products have impacted the Rear Seat Entertainment over the years. But we still find, both in the aftermarket and at OEM, a considerable market for us. And again, as a percentage, it depends on the car, it depends on the trim level of the car. In some cases, the trim level has the Rear Seat Entertainment system as standard. So we expect that it'll be a vibrant market for us.

Michael Hughes
Okay. Maybe it's too early to say, but how would you say the attached rate has been so far?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
As expected because it's not anything that we're being surprised by. Again, with the product being as robust as it is and the content that can come in on to the system, we expect to see an improvement there because the product is built to be in an automotive environment. An iPad traveling down the road at 70 miles an hour may have some difficulties maintaining the streaming and things like that, that our system would not have a problem with. So we believe better performance, more content, our relationship with Sling Media makes our product very, very interesting in that if you have Sling Media at home, you can watch whatever you have at home, you'll be able to watch that in the car. We think those are the things that will help drive the category, plus, obviously, the safety of having the screens fixed in the vehicle. In case of an accident, they're not missiles flying through the car. These are the reasons why the OEMs want to maintain and believe that there's a robust market here.

Michael Hughes
Okay, makes sense. And then the quarter was good, but I thought the operating cash flow for the first 9 months is a little bit disappointing, but maybe it's muddied by the discontinued ops. So could you just speak to the cash frame in the first 9 months of the year?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes. Again, it was -- we've had some lower margins that were generated by our Premium Audio group that now has been corrected. And what we saw was the softening of our, again, our OEM business due to the delay in launches that we had anticipated earlier in the year.

Michael Hughes
Right. But I'm specifically referencing just the working capital. AR was a use of $11 million; prepaid expenses, $12 million; accounts payable and accrueds, $15 million. All of those were a big drain on operating cash flow. Is that associated -- I would think that's not associated with the discontinued ops, but just maybe any color on that, how you see that playing out for the current quarter?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
The reason you see the increase -- this Mike speaking, the increase in the cash flow is that you're looking at -- that's the largest selling season for us right now, and we're at peak levels of receivables and inventory. As you move into the fourth quarter, you'll see the balance sheet will begin to contract, which it's actually doing right now and that cash will spin out.

Michael Hughes
I mean, not to belabor the point, but the payables, the accounts payable and accrued expenses are a drain in the first 9 months of $15 million. And last year, they generated $15 million. So was there just an abnormal build in '16, and we're seeing that kind of reverse itself this year?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
I'm sorry. I really could not hear you.

Michael Hughes
The accounts payable and the accrued expenses were a drain of $15 million in the first 9 months of this year, whereas they contributed about $15 million to cash flow in the first 9 months of last year. Is that -- was there just an abnormal buildup in '16, and we're just seeing it kind of reverse out at this point? Is that how to look at that?

Charles Michael Stoehr - VOXX International Corporation - Senior VP, CFO & Director
That is correct. With the accounts payable, we did have a buildup in payables, which is...

Michael Hughes
Okay. And then the satellite radio business, I understand why that's under pressure. Would you say at this point that's declined to the point where it will stop being a drag on the top line or not?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes. In our conversations with satellite radio, we believe that we're at a point with the new products that they introduce for the aftermarket and everything that they should be able to maintain sales in, roughly, in the areas that we're in, at least that's our expectation based on our discussions with them. Again, this is a fulfillment program, so really, the sales are driven by satellite radio, the promotions that they offer in that space at retail. And based on our discussions and what we've seen for next year, we think that it should hold the sales.

Michael Hughes
Okay. One last one for you. You mentioned maintaining your profitable businesses, but you'd look at divesting the money losers. EyeLock is consuming a lot of cash. Would you ever consider divesting it and then maybe -- to maintain some of the upside, put in some sort of a licensing arrangement where you'd get a royalty with the (inaudible)?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Yes. We looked at all options when it comes to EyeLock. We think that the future is bright, especially for an iris-based because of the level of security that it offers. But we would entertain all options as it pertains to the EyeLock situation.

Michael Hughes
And you recently named a new CEO there. Was there not a CEO there? Or was that actually a replacement?

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
No, there was a CEO. But with the business and the opportunities that are presented to us now, we're more in an operating mode than, let's say, an M&A mode or raising capital. And we believe that the CEO that we've just announced, Jeff Carter, is more suited for us to help grow that company based on his strong technical capabilities.

Operator
(Operator Instructions)

Patrick M. Lavelle - VOXX International Corporation - President, CEO & Director
Well, if there are no more further questions, I want to thank you for joining us this morning. And again, I wish you all a very healthy and prosperous new year. Thank you.

Operator
Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.